Exhibit 99.1

Monar International Inc.

For Immediate Release

Monar enters the International Wood Products Market

Monar starts sourcing wood products for the growing Chinese market which is increasing by over 35% a year

Hong Kong – March 20, 2012 – Monar International Inc. (“Monar”) (OTCBB:  MNAI), today announced that it has initiated a new business strategy which it believes will significantly increase the scale and profitability of its China business activities and will enhance shareholder value. In developing the supplier base for its online sales of Chinese furniture it became evident that major opportunities exist for the supply of sustainable forest products to the Chinese market.

The Chinese market for wood products of all types has expanded rapidly in recent years and official figures for the first nine months of 2011 show imports of US$30.4 billion, an increase of 36% over the same period in 2010. Chinese demand for wood products will continue to be strong as growing cities receive additional population from the countryside.  It has been estimated that over 350 million people are expected to migrate from China’s rural to urban areas from 2005 to 2025, which will sustain a continuing need for new housing.

As a result Monar will make its main focus the supply of profitable wood products to the Chinese market based on sustainable and certified forest management practices. Monar is already identifying potential suppliers of both logs and sawn lumber in both North and South America.

Monar’s proposed online sales business is expected to be spun off and developed as a stand-alone business.

Robert Clarke, President of Monar stated: “China’s growing economy has led to a search for raw materials and reliable suppliers on a world-wide basis and we believe we identified an opportunity to fill an significant and ongoing market need. We are now looking at identifying the best strategy and organizational structure to achieve our goals.”

Additional information about Monar’s activities in sourcing timber raw materials for the Chinese market will be available shortly.

Forward Looking Statements

The matters discussed herein, as well as in future oral and written statements by management of Monar International Inc. are forward-looking statements, and are based on current management expectations that involve substantial risks and uncertainties that could cause actual results to differ materially from the results expressed in, or implied by, these forward-looking statements.

Company Contact Information:

Address:  1103 United Success Commercial Centre
   508 Jaffe Road
   Causeway Bay, Hong Kong

Tel:  852-9738-1945
E-mail:  ir@monarinc.com
Contact:  Robert Clarke